Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-156486 and No. 333-151271 on Form S-8 of our reports dated May 15, 2009, relating to the consolidated financial statements and financial statement schedule of CNinsure Inc., its subsidiaries and variable interest entities (collectively the “Group”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the translation of Renminbi amounts into U.S. dollar amounts for the convenience of the readers) and the effectiveness of the Group’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of the Group for the year ended December 31, 2008.

/s/ Deloitte Touche Tohmatsu
Hong Kong
May 15, 2009